                            SCHEDULE 14A
                           (RULE 14a-101)

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              DMI FURNITURE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                              DMI FURNITURE, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               DMI FURNITURE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 21, 1996

     The Annual Meeting of Stockholders of DMI Furniture, Inc. (the "Corporation"), will be held at the Brown Hotel, Fourth Street and Broadway, Louisville, Kentucky on Wednesday, February 21, 1996, at 10:00 a.m. local time, for the purpose of:

     1. Electing five Class I directors to serve until the 1997 Annual Meeting of Stockholders and until their successors have been elected and qualified. Common stockholders will be entitled to vote for the Class I directors.

     2. Acting upon a proposal to appoint Arthur Andersen & Co. as auditors for the 1996 fiscal year.

     3. Transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on December 27, 1995, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

     The holders of a majority of the Corporation's issued and outstanding stock, present in person or represented by proxy, will constitute a quorum.

     All stockholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly so that your stock may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

                                   By Order of the Board of Directors




                                   Joseph G. Hill
                                   Vice President, Finance; Chief Financial
                                    Officer; Treasurer and Secretary
Louisville, Kentucky
December 29, 1995

                               DMI FURNITURE, INC.

                                One Oxmoor Place
                                101 Bullitt Lane
                           Louisville, Kentucky 40222


                    -----------------------------------------

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD FEBRUARY 21, 1996

                    -----------------------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DMI Furniture, Inc., a Delaware corporation (the "Corporation"), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on February 21, 1996, and at any adjournment thereof (the "Annual Meeting").

     All expenses of preparing, printing, mailing, and delivering the proxy and all materials used in the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph by directors, officers and other employees of the Corporation, none of whom will receive additional remuneration. The Corporation will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of the Corporation's common and preferred stock held of record by them and will pay reasonable expenses of these persons for forwarding these soliciting materials.

     This Proxy Statement and accompanying form of proxy were first sent or given to stockholders on or about December 29, 1995.

                                     VOTING

     The close of business on December 27, 1995, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date, the Corporation had outstanding 2,991,358 shares of common stock, $.10 par value per share ("Common Stock"). Each share of Common Stock is entitled to one vote on all matters coming before the Annual Meeting. Stockholders are not permitted to vote cumulatively for the election of directors. A majority of the outstanding shares of Common Stock taken as a whole will constitute a quorum.

     The Corporation's Certificate of Incorporation provides that at the 1996 Annual Meeting holders of the Corporation's Series C Preferred Stock, par value $2.00 per share ("Series C Preferred"), are entitled to elect up to two Class II directors to serve a one-year term on the Board of Directors. For the past eleven years, holders of the Series C Preferred have chosen to elect one Class II director at each annual meeting. The incumbent Class II director has resigned effective as of the 1996 Annual Meeting, and as of the Record Date the Series C Preferred Stockholders had not nominated any candidates to serve as Class II directors.

     Shares of Common Stock represented by properly executed proxies received before the closing of the polls at the Annual Meeting will be voted as directed by the stockholders, unless revoked as described below. Under Delaware law, proxies marked as abstentions are not counted as votes cast. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast. If no instructions are given, shares represented by executed but unmarked proxies will be voted FOR election of the individuals nominated as Class I directors and FOR approval of the Corporation's auditors. If any other matter is brought before the Annual Meeting, shares represented by proxies will be voted by the proxy holders as directed by a majority of the Board of Directors.

     Stockholders who execute proxies in the form solicited hereby retain the right to revoke those proxies at any time before the closing of the polls at the Annual Meeting. A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Corporation at the Corporation's main office address at any time before the Annual Meeting. Stockholders may also revoke proxies (i) by delivering a duly executed proxy bearing a later date to the Inspector of Election at the Annual Meeting before the closing of the polls or by (ii) attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke the stockholder's proxy.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following are the only persons (other than executive officers of the Corporation) who, to the knowledge of the Board of Directors, are beneficial owners of more than five percent of any class of the Corporation's voting stock as of the Record Date. Footnote references are to the notes that follow the second table below.


                                                            Shares
 Name & Address of                                       Beneficially         Percentage
 Beneficial Owner              Title of Class                Owned           of Class (1)
 ----------------              --------------            ------------        ------------
 The Prudential Ins.
  Co. of America               Series C Preferred           172,623                8.5%
  100 Mulberry Street          Common Stock                     0(2)              --(2)
  Gateway Four
  Newark, NJ 07102

 Allied Capital Corp.          Series C Preferred         199,920(3)               9.9%
  1666 K St., N.W.             Common Stock                     0(3)              --(3)
  (Suite 901)
  Washington, D.C. 20006

 BT Capital Corp.
  280 Park Avenue              Series C Preferred         1,048,930               51.9%
  (9th Fl. West)               Common Stock               280,169(4)               9.4%(4)
  New York, NY 10015

 Chemical Venture
  Capital Associates, L.P.     Series C Preferred           383,026               19.0%
  277 Park Avenue              Common Stock               131,858(5)               4.4%(5)
  New York, NY 10172

 Fostin Securities, Inc.       Series C Preferred           149,847                7.4%
  200 W. Ninth St. Plaza       Common Stock                22,433(6)               * (6)
  (Suite 409)
  Wilmington, DE 19801

 Phillip D. Miller             Common Stock                 199,266                6.7%
  140 East 29th St.
  Holland, MI 49423


     As of the Record Date, the executive officers and directors of the Corporation beneficially owned the shares of the Corporation's Common Stock shown in the table below. None of the executive officers or directors beneficially owned shares of the Series C Preferred as of the Record Date.

                                  Shares of Common Stock           Percentage
      Beneficial Owner              Beneficially Owned            of Class (1)
      ----------------            ----------------------         -------------

      Donald D. Dreher                   519,093(7)                   15.1%
       One Oxmoor Place
       101 Bullitt Lane
       Louisville, KY 40222

      Joseph G. Hill                     165,260(8)                    5.2%
        One Oxmoor Place
        101 Bullitt Lane
        Louisville, KY 40222

      Thomas M. Levine                         0                        --

      Joseph L. Ponce                     77,981(9)                    2.6%

      Alexander N. Rubin, Jr.             49,642(10)                   1.6%

      William L. Schubert                 27,933(11)                        *

      James W. McCallister                48,700(12)                   1.5%

      All directors and                  888,609(13)                  24.0%
        executive officers as a
        group (7 persons)


-------------------------------
     *       Indicates less than 1% of class.

     (1) In determining the percentage of class, Common Stock and Series C Preferred are considered as separate classes. Shares of Common Stock subject to currently exercisable options are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class of any other person. Percentages of class of Common Stock assume shares of Series C Preferred will not be converted into Common Stock. Percentages resulting from such conversion by a holder of Series C Preferred are included in footnotes.

     (2) Does not include 211,807 shares issuable upon the conversion of the Series C Preferred at a purchase price of $1.63 per common share, which would represent 6.6% of the class.

     (3) Does not include 399,840 shares of Common Stock issuable upon conversion of the Series C Preferred at a purchase price of $1.00 per common share, which would represent 11.8% of the class.

     (4) Does not include 1,287,031 shares issuable upon the conversion of the Series C Preferred at a purchase price of $1.63 per common share, which would increase the percentage of class to 36.8%.

     (5) Does not include 469,971 shares issuable upon the conversion of the Series C Preferred at a purchase price of $1.63 per common share, which would increase the percentage of class to 17.5%.

     (6) Includes exercisable stock options for 15,500 shares. Does not include 183,861 shares of Common Stock issuable upon the conversion of Series C Preferred at a purchase price of $1.63 per common share, which would increase the percentage of class to 6.5%.

     (7)     Includes exercisable stock options for 445,093 shares.

     (8)     Includes exercisable stock options for 157,968 shares.

     (9)     Includes exercisable stock options for 22,500 shares.

     (10)    Includes exercisable stock options for 27,500 shares.

     (11)    Includes exercisable stock options for 19,500 shares.

     (12)    Includes exercisable stock options for 38,700 shares.

     (13) Includes exercisable stock options for an aggregate of 721,761 shares.


                              ELECTION OF DIRECTORS

     The Corporation's Board of Directors currently consists of six directors, divided into two "classes" (Class I and Class II). The Board has fixed at five the number of Class 1 directors to be elected at the Annual Meeting. The Class I directors are elected by holders of Common Stock for a one-year term. Class I directors are elected by a plurality of the votes cast.

     Class II directors are elected by holders of Series C Preferred for a one-year term. The Corporation's Certificate of Incorporation provides that the number of Class II directors will be the greatest integral number of directors not exceeding one-fifth of the total number of directors, or two directors, whichever is greater. Holders of the Series C Preferred have chosen not to nominate any candidates for election as Class II directors at the Annual Meeting. The Class II directors would be elected by a plurality of the votes cast.

     The Board of Directors knows of no reason why the nominees might be unwilling or unable to serve. However, if a nominee becomes unavailable or unable to serve before the election of directors, the Board of Directors reserves the right to make a substitution for that nominee, and the Board's proxy holders will vote the shares presented by the proxies they hold for the election of the substitute nominee unless authority to do so is withheld.

     Holders of Series C Preferred have the right to elect a majority of the Board of Directors, upon request by holders of ten percent of the Series C Preferred, if (i) unpaid dividends of at least $269,500 on the Series C Preferred accrue, (ii) the Corporation fails to earn annual Consolidated Net Income of at least $769,500, (iii) an Event of Noncompliance (as defined in the Corporation's Restated Certificate of Incorporation) occurs during the preceding fiscal year. If the holders of Series C Preferred become entitled to exercise this conditional right and choose to do so, certain of the Class I directors would cease to be directors in accordance with the Corporation's by-laws. The Corporation earned Consolidated Net Income of more than $769,500 in fiscal 1995 and is current with respect to dividends payable on the Series C Preferred.

CLASS I DIRECTOR NOMINEES

     William Schubert, a director since 1980, is retiring at the Annual Meeting from service on the Board of Directors. The Board wishes to express its appreciation to Mr. Schubert for his many years of service to the Corporation.

     The following persons have been nominated to serve as Class I directors:

     DONALD D. DREHER (age 46) has served as President and Chief Executive Officer of the Corporation since 1986 and as a director since 1980. Mr. Dreher is a director and President of the American Furniture Manufacturers Association and a director and Past President of the American Furniture Hall of Fame. Mr. Dreher has served in various executive capacities with the Corporation since 1977. Before joining the Corporation, he was Corporate Systems Manager for Filtrol Corporation, which produces products for the mining and oil and gas industries.

     JOSEPH G. HILL (age 45), Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary of the Company since 1986, was elected to the Board of Directors in September 1993. Mr. Hill has served in various executive capacities with the Company since 1984. He is also Vice President and a director of the Financial Executives Institute and Past President of the American Furniture Manufacturers Association Finance Division. Before joining the Company, Mr. Hill was employed by Meidinger, Inc., now William M. Mercer, Incorporated, a subsidiary of Marsh McLennan, Inc., a national management consulting firm, where he held the positions of Vice President, Treasurer, and Consultant.

     THOMAS M. LEVINE (age 46), a Class II director since February 1984, has been nominated for election as a Class I director at the Annual Meeting. For more than the past five years, he has held the position of Executive Vice President of Fostin Capital Corp., which is active in originating and participating in venture capital ventures and leveraged buy-outs on behalf of itself, its clients, and affiliates.

     JOSEPH L. PONCE (age 68), a director of the Corporation since 1977, has been a financial consultant since 1991 to, and a director since 1987 of Laser Technology, a manufacturer of non-destructive test equipment. From 1986 to 1991, he was Chairman of the Board of Plastech International, Inc., a manufacturer of plastic products. Previously, Mr. Ponce was Managing Director of Philadelphia First Group, Inc., an investment banking firm, from 1987 to 1988. From 1979 through 1987, he was Managing Director of Wm. Sword & Co., Incorporated, an investment banking firm. Mr. Ponce is also a director of Science Management Corporation, a management consulting and engineering firm.

     ALEXANDER N. RUBIN, JR. (age 70), a director of the Corporation since 1977, has been of counsel to the law firm of Montgomery, McCracken, Walker & Rhoads, Philadelphia, Pennsylvania, since November 1993. Previously, he had been a partner in the law firm of Rubin Quinn Moss Heaney & Patterson and its predecessor firm since 1951.

EXECUTIVE OFFICERS

     JAMES W. MCCALLISTER (age 64), Vice President-Manufacturing since 1987, has been responsible for the Corporation's manufacturing operations since 1981. Mr. McCallister has been employed by the Corporation for the past 45 years.

     Mr. Dreher and Mr. Hill, members of the Board of Directors, are also executive officers of the Corporation.

                          BOARD COMMITTEES AND MEETINGS

     The Audit Committee, comprised of nonemployee directors Levine, Rubin and Schubert, met five times during fiscal 1995. The principal duties of the Committee are to recommend independent public accountants to the Board of Directors and to review with the independent accountants matters relating to internal auditing and the Corporation's system of internal controls.

     The Compensation/Stock Option Committee, consisting of nonemployee directors Rubin, Levine and Ponce, has as its principal duties the review and negotiation of employment and compensation terms with the executive officers of the Corporation and the administration of the Corporation's incentive stock compensation plans for employees. It met three times during fiscal 1995.

     The Long Range Planning Committee, comprised of directors Dreher, Hill, Ponce and Schubert, met once during fiscal 1995. The principal duties of the Long Range Planning Committee are to study and make recommendations to the Board of Directors with respect to strategic marketing, manufacturing, and financial issues as they relate to the long range direction of the Corporation.

     The Corporation does not have a standing nominating committee. Functions of such a committee are carried out by the Board of Directors as a whole.

     During fiscal 1995, the Board of Directors met five times. All directors attended 100% of the Board and applicable committee meetings.


                REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

OVERVIEW

     The Compensation/Stock Option Committee of the Corporation's Board of Directors (the "Committee") exercises broad oversight responsibilities regarding executive compensation, and it determines the total compensation of executive officers and other key employees, including the Chief Executive Officer and the other executive officers. The Committee is composed of three independent, nonemployee directors who are not eligible to participate in any of the Corporation's compensation programs for its executive officers.

     The purposes of the Corporation's executive compensation policy are to attract and retain individuals of high caliber to serve as executive officers, to motivate their performance to achieve the Corporation's strategic objectives, and to align the interests of executive officers with the long-term interests of the Corporation's stockholders. A primary element of the Corporation's compensation policy is to pay for performance, so that each executive's total compensation relates directly to the Corporation's performance. The policy also recognizes that the Corporation operates with a small team of three executive officers, who are responsible not only for setting the Corporation's overall strategic policies, but also are expected to have direct day-to-day involvement in sales, customer communications, product development, and marketing.

     From 1977 through 1986, the Corporation recorded cumulative losses of more than $18 million. Donald D. Dreher and Joseph G. Hill were appointed to their present positions as Chief Executive Officer and Chief Financial Officer, respectively, in April 1986 and immediately instituted a strategy to return the Corporation to profitability. In 1986, the Corporation (i) restructured its preferred stock to restore a positive net worth; (ii) liquidated nonprofitable subsidiaries acquired in prior years; (iii) eliminated significant contingent liabilities by settling costly litigation arising from acquisitions; and (iv) focused the Corporation's operations on manufacturing and marketing wood office and residential furniture for distribution by large, fast-growing furniture retailers.

     Since fiscal 1987, Mr. Dreher's first full year as the Corporation's chief executive officer, the Corporation has enjoyed 36 consecutive profitable fiscal quarters as a result of this strategy and the performance of its key employees. This period of steady profitability included the 1990-91 recession, which industry analysts regard as one of the most severe and prolonged for the furniture industry as a whole in several decades. During the last nine fiscal years, the Corporation has established new records for annual sales eight times and has recorded increases in annual earnings five times. Stockholders' equity per share has increased from $(2.42) per share at the end of fiscal 1986 to $1.86 per share at the end of fiscal 1995. The trading price for the Common Stock during this period has ranged from $3.50 per share in 1989 and 1995 to $.50 in the recessionary year of 1991. The trading price of the Common Stock was $1.125 at the end of fiscal 1995.

     In years after fiscal 1986, in light of the Corporation's tenuous financial position early in that period, the Committee structured executive compensation packages to pay incentives in cash for achievement of earnings and cash management goals. As the Corporation's financial condition improved, the Committee has increased the emphasis of its compensation policies on providing senior management with a significant equity interest in the Corporation and paying a greater portion of incentive compensation in the form of stock-based awards. The Committee believes that compensation policies designed to encourage stock ownership by its executive officers will provide an incentive to maximize long-term performance by the Corporation and thereby increase the commonality of the interests of the Corporation's executive officers and the interests of stockholders.

COMPENSATION

     Executive compensation consists of three components: base salary, bonuses, and long-term incentive compensation. The overall structure of each executive's compensation package is set forth in an employment agreement with the Corporation, generally for a term of two years. See "Employment Agreements."

     BASE SALARIES

     At the beginning of each fiscal year, the Committee reviews each executive's base salary for the prior fiscal year in light of the Corporation's overall earnings and sales performance for the fiscal year, furniture industry conditions generally, changes in the cost of living, and the Committee's evaluation of the individual executive's responsibilities. The Committee then may increase or make no change in the executive's base salary for the new fiscal year, based on its subjective evaluation of the foregoing factors. Annual increases in base salary generally range from six to ten percent. Mr. Dreher's base salary for fiscal 1994 was set at $242,000 and remained the same for fiscal 1995.

     In fiscal 1995, the Corporation recorded sales of $67.8 million, a new record and an increase of 11.3% over the record sales of fiscal 1994. The Corporation's fully diluted earnings per share were $.14 in fiscal 1995, $.49 in fiscal 1994, and $.29 in fiscal 1993. Earnings per share in fiscal 1994 included $.31 for the cumulative effect of a change in accounting for income taxes. In fiscal 1994, income before the provision for income taxes, the cumulative effect of the change in accounting for income taxes, and an extraordinary item was comparable to that for fiscal 1993.

     BONUSES

     The Corporation's employment agreements with each of its three executive officers provide for a percentage of the Corporation's "adjusted pre-tax income" to be paid to each executive officer as a cash bonus. "Adjusted pre-tax income" excludes from the amount available for bonuses extraordinary gains on asset sales, dividends on the Series C Preferred, and interest expense as a result of redemption payments to the Corporation's Series C Preferred stockholders. The cash bonus is determined according to a linear regression formula, which allocates a higher percentage of the Corporation's earnings to the cash bonus as the Corporation's overall earnings increase. Use of the formula creates a consistent incentive for the executive to maximize corporate earnings. The cash bonuses to the executive officers represented approximately 8.8% of the Corporation's adjusted pre-tax income for fiscal 1995. Mr.

Dreher earned a cash bonus of $88,155, representing 6.1% of the Corporation's adjusted pre-tax income for fiscal 1995.

     Under the terms of his employment agreement, Mr. Dreher is entitled to a stock bonus calculated as a percentage of his cash bonus. The value so calculated is to be paid in the form of newly issued shares of Common Stock, based on the closing bid price reported for the Common Stock on the last trading day of the fiscal year. The stock bonus provides an additional incentive to maximize annual earnings while increasing his ownership interest in the Corporation and commonality of interest with stockholders. The stock bonus is also intended to recognize that Mr. Dreher is directly involved in a wide range of day-to-day operational activities in addition to his responsibility for developing the Corporation's overall strategic policies. The Committee generally has not recommended awards of stock options to executives whose employment contracts provide for a potential stock bonus. For fiscal 1995, Mr. Dreher earned a stock bonus of $52,276, equal to 59.3% of his cash bonus, which was waived.

     The stock bonuses earned by Mr. Dreher for fiscal 1993 and 1994 were, by mutual agreement, paid in the form of stock options having an exercise price per share equal to 75% of the closing bid price reported for the Common Stock on the last trading day of the fiscal year. The number of shares issuable upon exercise of the option was calculated so that the difference between the aggregate exercise price of the options and the fiscal year-end market value of the option shares equaled the amount of the stock bonus earned for the fiscal year. The Committee believes that paying the stock bonus in the form of discounted options rather than newly issued shares increases the performance incentive. As a holder of discounted stock options, Mr. Dreher bears more financial risk from declines in the trading price of the Common Stock, and could also earn a greater reward from increases in the trading price, than if the stock bonus had been paid solely in shares of stock.

     LONG-TERM INCENTIVE COMPENSATION

     The Corporation's primary incentive for long-term performance has been stock options granted under its employee stock incentive plans. The Committee believes that stock options are an excellent means of aligning the interests of its key employees with those of shareholders by providing awards intended to reward option recipients for the Corporation's long-term growth. The Corporation's 1993 Long Term Incentive Stock Plan for Employees, which was approved by stockholders at the 1994 Annual Meeting, gives the Compensation Committee greater flexibility in structuring other forms of stock-based incentive compensation than did prior plans.

                              ALEXANDER N. RUBIN, JR.
                              THOMAS M. LEVINE
                              JOSEPH L. PONCE

                             EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid by the Corporation for the fiscal years ended September 2, 1995, August 27, 1994, and August 28, 1993, to the Corporation's Chief Executive Officer and the most highly compensated executive officers as to whom total cash and cash-equivalent remuneration exceeded $100,000 during fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                Long Term
                                                      Annual Compensation                     Compensation
                                         --------------------------------------------         --------------
                                                                                                  Awards
                                                                                              ------------

                                                                                               Securities
 Name and Principal           Fiscal                                   Other Annual             Underlying            All Other
      Position                 Year      Salary          Bonus         Compensation(1)       Options/SARS (#)      Compensation(2)
-----------------             ------     ------          -----         ---------------       ----------------      ---------------
 Donald D. Dreher             1995       $242,000       $ 88,155        $     -0-                 -0-                   $2,901
 President and Chief          1994        242,000        119,810              -0-              151,164                   2,901
 Executive Officer            1993        220,000        130,251              -0-              143,929(3)                2,902

 Joseph G. Hill               1995       $150,917        $39,435              -0-                 -0-                   $3,018
 Vice President - Finance,    1994        143,333         36,772              -0-               35,560                   2,866
 Chief Financial Officer,     1993        131,250         40,000              -0-               92,408(4)                2,600
 Treasurer & Secretary

 James L. McCallister         1995       $132,000        $12,231              -0-                 -0-                   $2,633
 Vice President -             1994        127,083         16,589              -0-                 -0-                    2,530
 Manufacturing                1993        121,125         18,035              -0-               42,000(5)                2,410
------------------------------------

     (1) Certain perquisites provided to each of the named executive officers totaled less than 10 percent of each officer's total salary and bonus.

     (2) All amounts represent the Corporation's contributions to its defined contribution plan.

     (3) Includes repriced options for 6,000 shares. During fiscal 1993, each of the Corporation's 14 employees who held unexercised stock options granted under the Corporation's 1978 and 1988 Option Plans, including the three executive officers, was offered the opportunity to convert all unexercised options into a new option for 80% of the number of shares subject to the holder's options outstanding as of November 17, 1992. The new options have a uniform exercise price of $1.375 per share, the closing bid price of the Common Stock on that date and a ten-year term.

     (4)  Includes repriced options for 59,960 shares.

     (5)  Includes repriced options for 32,000 shares.

     STOCK OPTION GRANTS

          The following table sets forth information concerning the grants of stock options to the Chief Executive Officer and the other named executive officers during the last fiscal year, as well as the value of the stock options held by those persons at the end of the fiscal year.


                                           OPTION GRANTS IN LAST FISCAL YEAR

                                        Percentage
                                         of Total
                                         Options/                                                Potential Realizable
                          Number           SARs                                                  Value at Assumed Annual
                      of Securities      Granted to                                                Rate of Stock Price
                        Underlying       Employees        Exercise                          Appreciation for Option Term(1)
                         Options         in Fiscal         or Base        Expiration        -------------------------------
        Name             Granted           1995         Price($/sh)         Date             0%($)     5%($)       10%($)
        ----             -------         ---------      -----------       ----------         -----     -----       ------

 Donald D.             151,164(2)          81.0%          $1.405          10/5/2004         71,047    $149,354     $249,296
  Dreher

 Joseph G. Hill         35,560(2)          19.0%          $1.405          10/5/2004         16,713      35,134       58,645

 James L.                    0              0                 --                 --             --          --           --
  McCallister
-----------------------------

(1) The actual value realized may be greater or less than the amounts indicated. For example, the options granted on October 5, 1994 have an exercise price equal to approximately 75% of the $1.875 market price of the Common Stock on the last trading day of fiscal 1994. See footnote 2 below. If the market price increased by 5% per year during the ten years after October 5, 1994, the total increase in stockholder value would be $3,527,342. If the market value increased by 10% per year during the ten-year period, the total increase in stockholder value would be $8,938,977.

(2) Under their employment agreements, Messrs. Dreher and Hill each earned a stock bonus with respect to fiscal 1994 payable in Common Stock valued at the market price of the Common Stock on the last day of fiscal 1994. In lieu of their stock bonuses, Mr. Dreher and Mr. Hill received stock options having an exercise price per share approximately 25% less than the market price of the Common Stock on that date. See "Report of the Compensation/Stock Option Committee."


       The following table sets forth certain information regarding options exercised by the Chief Executive Officer and the named executive officers during fiscal 1995 and unexercised stock options held by them as of September 2, 1995.

   AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND YEAR-END STOCK OPTION VALUES

                                                       Number of Securities          Value of Unexercised
                        Shares                        Underlying Unexercised             In-the-Money
                       Acquired    Value              Options/SARs at 9/2/95        Options/SARs at 9/2/95
                      on Exercise Realized           ------------------------   -----------------------------
      Name               (#)        ($)              Exercisable/Unexercisable  Exercisable/Unexercisable (1)
      ----            ----------- --------           -------------------------  -----------------------------
Donald D. Dreher          -0-      $-0-                  445,903/-0-                       $0/$0
Joseph G. Hill            -0-       -0-                  157,968/-0-                         0/0
James L.                  -0-       -0-                   38,700/3,300                       0/0
 McCallister
_______________________

(1) Market value of underlying securities at year-end, minus the exercise or base price.


     At September 2, 1995, the Corporation had options for 873,299 shares of Common Stock outstanding at an average exercise price of $1.81 per share.

EMPLOYMENT AGREEMENTS

     The Corporation currently has employment agreements with Messrs. Dreher, Hill and McCallister (the "Employment Agreements"). The Employment Agreements generally have one- or two-year terms and may be extended by the Board of Directors. The Employment Agreements provide for base salary, a bonus related to the Corporation's performance (as more fully described below), certain perquisites, and other benefits generally available to the Corporation's employees. If the executive officer's employment with the Corporation terminates for any reason other than expiration of the Employment Agreement, death, illness or disability, for cause (as defined), or voluntary cessation by the officer, the Employment Agreement entitles the officer to the balance of his base salary plus a pro rata portion of the cash bonus the officer would have earned during the year of termination. The Employment Agreements also contain a noncompetition covenant for one year if employment terminates for any of the reasons listed in the preceding sentence.

     The Employment Agreement with Mr. Dreher expires December 31, 1995 and provides for an initial annual salary of $242,000, which will be reviewed annually. Mr. Dreher can earn an annual cash bonus under a formula based on the Corporation's adjusted net pre-tax income (as defined). Mr. Dreher also earns a stock bonus equal to 59.3% of his cash bonus. The stock bonus is payable in shares of Common Stock having an aggregate market value equal to the closing bid price for the Common Stock reported on NASDAQ on the last trading day of the Corporation's fiscal year.

     The Employment Agreement with Mr. Hill expires on March 31, 1997, and provides for an initial annual salary of $155,000, which is reviewed annually. Mr. Hill can earn an annual cash bonus under a formula based on the Corporation's adjusted net pre-tax income (as defined). Mr. Hill also earns a stock bonus equal to 45.45% of his cash bonus. The stock bonus is payable in shares of Common Stock having an aggregate market value equal to the closing bid price of the Corporation's stock reported on NASDAQ on the last trading day of the fiscal year.

     The Employment Agreement with Mr. McCallister expires on May 31, 1996 and provides for an annual salary of $134,000, which is reviewed annually. In addition, Mr. McCallister can earn an annual cash bonus under a formula based on the Corporation's adjusted net pre-tax income (as defined).

SEVERANCE AGREEMENTS

     The Corporation has entered into contracts (the "Severance Agreements") with Donald D. Dreher and Joseph G. Hill (the "Covered Officers") to provide an additional incentive for Messrs. Dreher and Hill to remain in the employ of the Corporation in the event of a change in control of the Corporation or the possibility thereof. These Severance Agreements were not entered into because of any belief by management that a change in control of the Corporation was imminent.

     The Severance Agreements had an initial three-year term beginning January 1, 1988 and automatically renew for additional three-year periods unless the Corporation gives notice not later than September 30th of the year preceding expiration that it does not wish to extend the Severance Agreement. The Severance Agreements have been automatically renewed through December 31, 1997.

     The Severance Agreements provide for the payment of compensation to the Covered Officers (a) upon the termination of a Covered Officer's employment other than for cause after a change in control of the Corporation, as defined in the Severance Agreement, occurs; (b) if a change in control of the

Corporation occurs within nine months after such termination; or (c) if the Covered Officer terminates his employment after the 60-day period immediately following a change in control.

     Compensation to be paid under the Severance Agreements includes (a) the unpaid balance of the Covered Officer's base salary through the date of termination; (b) an amount equal to three times the Covered Officer's annual base salary (present valued to a lump sum) plus the most recent cash bonus paid to the Covered Officer; and (c) all legal fees and expenses incurred by the Covered Officer resulting from termination. However, the amount of compensation to be paid under the Severance Agreement will be reduced, if necessary, to $1.00 below the amount of benefits that the Corporation can properly deduct under
Section 280G(a) of the Internal Revenue Code of 1986, as amended. If the Covered Officer dies or terminates his own employment for any reason within the 60-day period immediately following a change in control, the Corporation will pay the Covered Officer his full base salary through the date of termination plus all other compensation to which he is entitled under any plan, agreement or arrangement of the Corporation, and the Corporation will have no further obligations to the Covered Officer under the Severance Agreement. The Covered Officers will not be required to seek other employment, and compensation will not be reduced by any income received from other sources.

     The Corporation's Employment Agreement with Mr. McCallister provides that if his employment is terminated following a change in effective control of the Corporation, he will receive, in settlement of the Corporation's obligation under the agreement, a payment equal to the greater of the balance of his base salary or the full amount of twelve months' salary reduced to present value using a factor equal to 8% per annum. In addition, he would be entitled to his pro rata share of the bonus he would have earned had he been employed until the end of the fiscal year of termination, based on the number of months employed prior to such termination.

COMPENSATION OF DIRECTORS

     The Corporation's four nonemployee directors receive a retainer of $1,500 per month and $1,350 for each board meeting attended ($200 for a telephonic board meeting). In addition, nonemployee directors who attend an Audit or Compensation/Stock Option Committee meeting receive $200 per meeting, and each committee chairman receives an additional $200 per meeting. Nonemployee members of the Long Range Planning Committee receive $850 per meeting attended. All directors were reimbursed for travel expenses to attend Board or committee meetings.

     Under the Corporation's Compensation and Deferral Plan for Outside Directors (which was approved by stockholders at the 1994 Annual Meeting), a minimum of one-third of the total monthly retainer for the year (or more at the director's option) is paid at the end of the fiscal year in the form of shares of Common Stock, valued at the closing bid price for the Common Stock on the last trading day of the fiscal year. For fiscal 1995, each of the Corporation's four nonemployee directors was paid 5,333 shares of Common Stock, valued at $1.125 per share, as the stock portion of the monthly retainer.

     The Corporation maintains a Nonemployee Directors Stock Option Program (the "Program") that provides for an automatic grant of options for 1,000 shares of Common Stock per year to each of the Corporation's nonemployee directors. The Board of Directors has no discretion with respect to awards under the Program.
A maximum of 160,000 shares may be issued under the Program. Each option has a term of 10 years.

     Under the Program, each of the four current Nonemployee Directors was initially granted an option for 5,000 shares plus options for 1,000 shares for each calendar year, commencing with 1977, during any part of which he served as a nonemployee director. The Program also provides that each person elected for the first time as a nonemployee director thereafter will automatically be granted an option for 5,000 shares on the March 15th next following election, and that each nonemployee director in office on March 15 of any year thereafter will automatically be granted an option for 1,000 shares on that date.

     All options granted under the Program have an exercise price equal to the closing bid price for the Common Stock on NASDAQ on the date of the grant of the options. The exercise price for the options granted on March 15, 1995, was $1.625 per share. Options become exercisable with respect to one-half of the shares on the first anniversary of the grant and fully exercisable on the second anniversary of the grant.

COMMON STOCK PERFORMANCE

     The following graph illustrates the cumulative total return to stockholders for the five-year period ended August 31, 1995 for the Corporation's Common Stock, the NASDAQ Stock Market (U.S.) Index, and a peer group of eight comparable furniture manufacturers.


                                          Cumulative Total Return
                         ----------------------------------------
                         8/90   8/91   8/92   8/93   8/94   8/95
DMI FURNITURE INC.       100    100    150    225    188    125
PEER GROUP               100    132    155    205    205    181
NASDAQ STOCK MARKET-US   100    142    154    203    211    284


     The graph above assumes $100 was invested on August 31, 1990 in the Corporation's Common Stock, the NASDAQ Stock Market (U.S.) Index and the stock of the peer group companies (on a market-capitalization-weighted basis), and assumes reinvestment of dividends. Figures shown are for years ended August 31. The peer group companies are Bassett Furniture Industries, Inc., Bush Industries, Inc., Chromcraft Revington, Inc., Ladd Furniture, Inc., La-Z-Boy Chair Co., Pulaski Furniture Corporation, Rowe Furniture Corporation, and Stanley Furniture, Inc.

                          PROPOSAL TO APPOINT AUDITORS

     In the absence of designation to the contrary, shares of Common Stock represented by proxies of the accompanying form will be voted in favor of the appointment of Arthur Andersen LLP as auditors of the Corporation for its 1996 fiscal year. The approval of auditors by the stockholders is not required by law or by the Corporation's by-laws. The Board of Directors is submitting this matter to the stockholders in the belief that it is good practice to do so. Approval of the proposal requires the affirmative vote of a majority of the shares of Common Stock present and voting on the proposal. Abstentions will have the same effect as a vote against the proposal. Broker nonvotes will not be counted for purposes of whether the proposal is approved. If the proposal is not approved, the Board will appoint other auditors as soon as it is practicable to do so. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer questions that might be presented at the meeting.


                                     GENERAL

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     If a proposal of a security holder for the 1997 Annual Meeting of Stockholders is to be included in the Corporation's proxy statement for that year, it must be received by the Corporation no later than August 31, 1996.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors and persons who own more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission. Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons, the Corporation believes that during fiscal 1995, all the Reporting Persons complied with all applicable filing requirements.

OTHER BUSINESS

     Management knows of no business that will be presented at the Annual Meeting other than the election of Directors. However, if other matters come before the Annual Meeting, it is the intention of the proxy holders to vote upon the matters in accordance with their judgment on such matters.

     You are urged to complete, sign and return the enclosed proxy promptly.
For your convenience, a return envelope is enclosed which requires no postage if mailed in the United States.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   Joseph G. Hill, Secretary

Louisville, Kentucky
December 29, 1995

                           DMI FURNITURE, INC. ("DMI")

                  Proxy for 1996 Annual Meeting of Stockholders

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints Donald D. Dreher and Joseph G. Hill, or either of them (with full power to act alone), my proxy, with full power of substitution, to represent me and vote all of the stock of DMI held of record or which I am otherwise entitled to vote, at the close of business on December 27, 1995, at the 1996 Annual Meeting of its Stockholders to be held at the Brown Hotel, Fourth Street and Broadway, Louisville, Kentucky on Wednesday, February 21, 1996, at 10:00 a.m., local time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as indicated herein.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN
ITEM 1 AND "FOR" ITEM 2.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                         (To be Signed on Reverse Side)

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN 1 AND "FOR" ITEM 2.

                                                  FOR       WITHHELD

1.   ELECTION OF                                  / /          / /
     CLASS I DIRECTORS
     [by Common
     Stockholders only]:

NOMINEES: Donald D. Dreher, Joseph G. Hill, Thomas M. Levine,
          Joseph L. Ponce and Alexander N. Rubin, Jr., the nominees (except as listed below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line below.)

-------------------------

                                                  FOR  AGAINST   ABSTAIN

2.   AUDITORS. Appointment of Arthur Andersen     / /    / /       / /
     LLP as auditors for the 1996 fiscal year
     [by Common Stockholders only]:

3. OTHER BUSINESS. In their discretion, the proxies are authorized to act upon such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.


NOTE: Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)                                                DATED
            --------------------------------------               --------------

SIGNATURE(S)                                                DATED
            --------------------------------------               --------------